Exhibit 99.1

MicroVision Announces Preliminary Third Quarter 2024 Results and Business Update

REDMOND, WA / ACCESSWIRE / October 15, 2024 / MicroVision, Inc. (NASDAQ:MVIS), a leader in MEMS-based solid-state automotive lidar and ADAS solutions, today announced its preliminary unaudited third quarter 2024 results.

Key Business Highlights for the Third Quarter of 2024

●	Actively engaged with top-tier global automotive OEMs, with seven high-volume RFQs for passenger vehicles and custom development opportunities.
●	Actively engaged with multiple potential leading industrial customers for the opportunity to provide an integrated lidar hardware and software solution in the heavy equipment vertical.
●	Sequential improvement in cash burn and productivity in the third quarter of 2024 positioned the Company well to leverage near-term hardware and software sales to industrial customers.

“We are pleased with our continued engagement in RFQs with automotive OEMs and are also energized by the uptick in interest in pre-RFQ collaboration and development work. Despite near-term automotive industry headwinds, we have worked hard to position MicroVision to capitalize on its end markets in the industrial and automotive sectors,” said Sumit Sharma, MicroVision’s Chief Executive Officer. “With a potential ramp in revenues from multiple heavy equipment customers starting in 2025, we expect to be on a sustainable path for multiple years ahead as we work to secure higher volume automotive opportunities.” Continued Sharma, “With lower cash burn in Q3, we are realizing benefits of increased productivity to extend our financial runway and execute near-term revenue opportunities.”

Key Financial Highlights for the Third Quarter of 2024

MicroVision expects to report the following key highlights:

●	Revenue for the third quarter of 2024 - $0.15 - $0.2 million, compared to $1.0 million for the third quarter of 2023 due to one customer pushing its orders out of the third quarter of 2024.
●	$43.0 million in cash & cash equivalents including investment securities as of September 30, 2024.
●	After giving effect to the net proceeds from the first $45.0 million tranche of the financing transaction, we expect to have approximately $81.0 million in cash and cash equivalents and access to $153 million of additional capital, including $123 million under our existing ATM, or at-the-market, facility and $30 million from the remaining commitment pursuant to the convertible note facility.
●	No cash was raised in the third quarter of 2024 from the sale of equity through existing $150 million ATM facility.
●	Cash used in operations in the third quarter of 2024 was approximately $14 million, compared to cash used in operations in the third quarter of 2023 of $20 million.
●	Re-affirming revenue guidance in the range of $8-$10 million for the full fiscal year 2024 subject to customers’ approvals.
●	Re-affirming annual cash burn rate, including research & development and selling, general & administrative expenses, to be between $55-$60 million run-rate per year consistent with our preliminary third quarter 2024 financial performance.

The Company expects to report third quarter 2024 results in November 2024.

The information in this press release is preliminary and subject to completion. This preliminary financial information is the responsibility of management and has been prepared in good faith on a consistent basis with prior periods. However, the Company has not completed its financial closing procedures for the period ended September 30, 2024, and its actual results could be materially different from this preliminary financial information. As a result, prospective investors should exercise caution in relying on this information and should not draw any inferences from this information regarding the Company’s financial information that is not provided. This preliminary financial information should not be viewed as a substitute for full financial statements prepared in accordance with United States generally accepted accounting principles.

About MicroVision

With offices in the U.S. and Germany, MicroVision is a pioneering company in MEMS-based laser beam scanning technology that integrates MEMS, lasers, optics, hardware, algorithms and machine learning software into its proprietary technology to address existing and emerging markets. The Company’s integrated approach uses its proprietary technology to provide automotive lidar sensors and solutions for advanced driver-assistance systems (ADAS) and for non-automotive applications including industrial, smart infrastructure and robotics. The Company has been leveraging its experience building augmented reality micro-display engines, interactive display modules, and consumer lidar modules.

For more information, visit the Company’s website at www.microvision.com, on Facebook at www.facebook.com/microvisioninc, and LinkedIn at https://www.linkedin.com/company/microvision/.

MicroVision, MAVIN, MOSAIK, and MOVIA are trademarks of MicroVision, Inc. in the United States and other countries. All other trademarks are the properties of their respective owners.

Forward-Looking Statements

Certain statements contained in this release, including preliminary financial information for the third quarter of 2024; full fiscal year 2024 financial guidance; customer engagement and the likelihood of success; opportunities for revenue and cash; expense reduction; market position; product portfolio and manufacturing capabilities; capital-raising opportunities; and expected revenue, expenses and cash usage are forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include the risk its ability to operate with limited cash or to raise additional capital when needed; market acceptance of its technologies and products or for products incorporating its technologies; the failure of its commercial partners to perform as expected under its agreements; its financial and technical resources relative to those of its competitors; its ability to keep up with rapid technological change; government regulation of its technologies; its ability to enforce its intellectual property rights and protect its proprietary technologies; the ability to obtain customers and develop partnership opportunities; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market its products; potential product liability claims; its ability to maintain its listing on The Nasdaq Stock Market, and other risk factors identified from time to time in the Company’s SEC reports, including the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed with the SEC. These factors are not intended to represent a complete list of the general or specific factors that may affect the Company. It should be recognized that other factors, including general economic factors and business strategies, may be significant, now or in the future, and the factors set forth in this release may affect the Company to a greater extent than indicated. Except as expressly required by federal securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

Investor Relations Contact

Jeff Christensen

Darrow Associates Investor Relations

MVIS@darrowir.com

Media Contact

Marketing@MicroVision.com